Exhibit 99.1

         CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in our public filings, press releases and other documents and materials as well as certain statements in written or oral statements made by us or on our behalf are forward-looking statements, including those that relate to our future plans, objectives, expectations and intentions. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words "expects," "anticipates," "intends," "plans," "believes," "estimates," "seeks," "thinks" and variations of these words and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, our goals may not be achieved. These forward-looking statements are made as of the date of this report, and, except as required under the federal securities laws and the rules and regulations of the Commission, we assume no obligation to update or revise them or provide reasons why actual results may differ.

INCREASES IN RAW MATERIAL PRICES AND REDUCTIONS IN AVAILABILITY OF RAW MATERIAL SUPPLIES COULD DISRUPT OUR OPERATIONS.

     We use a variety of specialty and commodity chemicals in our manufacturing processes. These raw materials are generally available from numerous independent suppliers. We typically purchase our major raw materials on a contract basis in order to insure that we receive minimum required volumes. Some of the raw materials that we use are derived from petrochemical-based feedstocks. There have been historical periods of rapid and significant movements in the prices of these feedstocks both upward and downward. We selectively pass changes in the prices of raw materials to our customers from time to time. We cannot always do so, however, and any limitation on our ability to pass through any price increases could have an adverse effect on our business, financial condition or results of operations.

COMPETITION IN OUR INDUSTRY MAY PUT DOWNWARD PRESSURE ON OUR PRICES AND
MARGINS.

     We compete with a wide variety of product materials and specialty chemicals manufacturers. Some of our competitors are larger, have greater financial resources and have less debt than we do. As a result, these competitors may be better able to withstand a change in conditions within our industry and throughout the economy as a whole. In addition, we could be subject to adverse results caused by our competitors' pricing decisions. These competitors may also be able to maintain significantly greater operating and financial flexibility than we can. Additionally, a number of our niche product applications are customized or sold for highly specialized uses. Competitors that have greater financial, technological, manufacturing and marketing resources than we do and that do not currently market similar products may do so in the future. Increased competition could have an adverse effect on our business, financial condition or results of operations.

OUR BUSINESS HAS CYCLICAL EXPOSURE, WHICH MAY REDUCE DEMAND FOR OUR
PRODUCTS.

     A substantial portion of our sales is attributable to products and markets that historically have been cyclical and sensitive to relative changes in supply and demand and general economic conditions. The demand for our products depends, in part, upon the general economic conditions of the industries of our customers. Downward economic cycles in our customers' industries may reduce sales of our products.

OUR INDEBTEDNESS COULD RESTRICT OUR OPERATIONS AND MAKE US MORE VULNERABLE TO ADVERSE ECONOMIC CONDITIONS.

     We now have a significant amount of indebtedness. As of December 31, 2002, our total debt was $847.5 million, including the aggregate principal amount due under our senior subordinated notes of $275.0 million. For the year ended December 31, 2002, we made cash principal and interest payments totaling $136.0 million. Holding all other variables constant, if interest rates increased or decreased by 1%, interest expense for the year ended December 31, 2002 would increase or decrease by approximately $3.9 million. Our total debt could increase, as we have a total borrowing capacity of $125.0 million under our credit facilities, of which $120.1 million was available as of December 31, 2002. Furthermore, the terms of the indenture governing our outstanding senior subordinated notes allow us and our subsidiaries to incur additional amounts of indebtedness, including up to $65.0 million at any time under various baskets, and unlimited additional borrowings, so long as we satisfy a minimum fixed charge ratio after giving effect to those borrowings. Based on this fixed charge ratio, as of December 31, 2002, we could have incurred an additional $287.0 million of indebtedness.

     Our current and future indebtedness could have important consequences to you, as holders of our senior subordinated notes. For example, it could:

     o impair our ability to make investments and obtain additional financing for working capital, capital expenditures, acquisitions or general corporate or other purposes;

     o limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal and interest payments on our indebtedness;

     o put us at a competitive disadvantage to competitors who have less debt;

     o    increase our vulnerability to interest rate increases; and

     o hinder our ability to adjust to rapidly changing economic and industry conditions.

OUR DEBT AGREEMENTS CONTAIN, AND ANY FUTURE FINANCING AGREEMENTS WE ENTER INTO MAY CONTAIN, RESTRICTIONS THAT WILL LIMIT OUR ABILITY TO FINANCE OPERATIONS AND CAPITAL NEEDS OR ENGAGE IN OTHER BUSINESS ACTIVITIES.

     Our debt agreements contain covenants that, among other things, restrict our ability to:

     o    incur additional indebtedness (including guarantees);

     o    make some acquisitions;

     o    pay dividends and make other restricted payments;

     o    issue certain types of stock;

     o    enter into sale and leaseback transactions;

     o    make loans and investments;

     o    enter into new lines of business; and

     o    engage in some transactions with affiliates.

     In addition, our credit facilities require us to comply with specified financial covenants including maintenance of net worth, limitations on capital expenditures, minimum interest coverage ratios, maximum leverage ratios and a minimum EBITDA.

     Our ability to meet these covenants and requirements in the future may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our breach or failure to comply with any of these covenants could result in a default under our credit facilities or the indenture governing our senior subordinated notes. If we default under our credit facilities, the lenders could cease to make further extensions of credit, cause all of our outstanding debt obligations under these credit facilities to become due and payable, require us to apply all of our available cash to repay indebtedness under these credit facilities, prevent us from making debt service payments on any other indebtedness we owe and/or proceed against the collateral granted to them to secure repayment of those amounts. The credit facilities are secured by all of our assets, substantially all of the assets of our domestic subsidiaries, 100% of the capital stock of our direct and indirect restricted domestic subsidiaries and 65% of the capital stock of our first tier foreign subsidiaries. If the indebtedness under our credit facilities or our outstanding senior subordinated notes is accelerated, we may not have sufficient assets to repay amounts due under these existing debt agreements or on other debt securities then outstanding.

ENVIRONMENTAL REGULATIONS MAY CAUSE US TO INCUR SIGNIFICANT COSTS AND
LIABILITIES.

     Our operations are subject to extensive environmental laws and regulations of foreign, federal, state and local authorities, including those pertaining to air emissions, wastewater discharges, the generation, handling and disposal of solid and hazardous wastes and the remediation of contamination associated with the use, storage, release and disposal of hazardous substances. We have incurred, and will continue to incur, costs and capital expenditures in complying with these laws and regulations. Any failure by us to comply with such laws and regulations could subject us to significant future liabilities.

     A majority, but not all, of our properties have been the subject of recent environmental site assessments performed by outside environmental consultants to determine the level of environmental risk. However, not all potential instances of either environmental non-compliance or soil and groundwater contamination may have been identified, even at those sites where environmental site assessments have been conducted. Accordingly, we may discover previously unknown environmental conditions and the cost of remediating such conditions could be material.

     Several of our facilities have environmental cleanups that are currently in process and for which Goodrich Corporation provided an indemnity. In addition to Goodrich's indemnity, there are several other indemnities from third parties such as past owners of the facilities. However, if Goodrich or the third party indemnitors become unable to, or otherwise do not, comply with their respective indemnity obligations in the future, we could become subject to significant liabilities.

     In addition, environmental laws and regulations, and their interpretations, are constantly evolving and it is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation, may have upon our business, financial condition or results of operations. Should environmental laws and regulations, or their interpretations become more stringent, the costs of compliance could increase. If we cannot pass along future costs to our customers, any increases may have an adverse effect on our business, financial condition or results of operations.

INTERNATIONAL SOCIAL, POLITICAL AND ECONOMIC CONDITIONS MAY ADVERSELY AFFECT OUR OPERATING PERFORMANCE.

     Our international operations are subject to risks, including currency exchange controls, labor unrest, regional economic uncertainty, political instability, terrorism, expropriation of property, restrictions on the transfer of funds into or out of a country, export duties, taxes and quotas, domestic and foreign customs and tariffs, and current and changing regulatory environments. These events could have an adverse effect on our international operations in the future by reducing the demand for our products, increasing the prices at which we can sell our products or otherwise having an adverse effect on our business, financial condition or results of operations.

CURRENCY TRANSLATION AND CURRENCY TRANSACTION RISK MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     The financial condition and results of operations of each foreign operating subsidiary are reported in the relevant local currency and then translated to U.S. dollars at the applicable currency exchange rate for inclusion in our financial statements. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future. For the year ended December 31, 2002, we generated approximately 28% of our sales in foreign currencies, and we incurred approximately 26% of our total costs in foreign currencies. Significant changes in the value of the Euro relative to the U.S. dollar could also have an adverse effect on our financial condition and results of operations and our ability to meet interest and principal payments on Euro-denominated debt, including borrowings under our credit facilities, and U.S. dollar-denominated debt, including the senior subordinated notes and borrowings under the credit facilities. In addition to currency translation risks, we incur currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which it receives revenues. Given the volatility of exchange rates, we may not be able to effectively manage our currency translation and/or transaction risks, and any volatility in currency exchanges rates may have an adverse effect on our financial condition or results of operations.

THE PATENTS AND CONFIDENTIALITY AGREEMENTS WE RELY ON TO PROTECT OUR INTELLECTUAL PROPERTY MAY BE CHALLENGED OR RENDERED UNENFORCEABLE.

     Protection of our proprietary processes, methods and compounds and other technology is important to our business. Consequently, we rely on judicial enforcement and protection of our patents. While a presumption of validity exists with respect to patents issued to us in U.S. and non-U.S. jurisdictions, our patents may be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, any pending patent application filed by us may not result in an issued patent, and if patents are issued to us, those patents may not provide meaningful protection against competitors or against competitive technologies.

     We also rely upon unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these agreements may be breached, may not provide meaningful protection for our trade secrets or proprietary manufacturing expertise or may not provide for adequate remedies in the event of an unauthorized use or disclosure of our trade secrets and manufacturing expertise. In addition, others may obtain knowledge of our trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, equipment, technology, trade secrets and proprietary manufacturing expertise, methods and compounds could have an adverse effect on our business, financial condition or results of operations.

WE MAY BE UNABLE TO RESPOND EFFECTIVELY TO TECHNOLOGICAL CHANGES IN OUR INDUSTRY, WHICH MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     Our future business success will depend upon our ability to maintain and enhance our technological capabilities, develop and market products and applications that meet changing customer needs and successfully anticipate or respond to technological changes on a cost-effective and timely basis. Our inability to anticipate, respond to or utilize changing technologies could have an adverse effect on our business, financial condition or results of operations.

IF WE MAKE ACQUISITIONS IN THE FUTURE, WE MAY EXPERIENCE PROBLEMS
INTEGRATING NEW BUSINESSES AND ASSETS AND ALLOCATING MANAGEMENT RESOURCES.

     Identifying, acquiring and integrating businesses requires substantial management, financial and other resources and may pose several risks, some or all of which could have a material adverse effect on our business, financial condition and results of operation. These risks include:

          o    unforeseen operating difficulties and expenditures;

          o difficulties in assimilation of acquired personnel, operations and technologies;

          o the need to manage a significantly larger and more geographically dispersed business;

          o    increased indebtedness;

          o diversion of management's attention from ongoing development of our business or other business concerns;

          o    potential loss of customers;

          o    failure to retain key personnel of the acquired business;
               and

          o the use of substantial amounts of our available cash and/or credit facilities.

OUR PRODUCTION FACILITIES ARE SUBJECT TO OPERATING RISKS THAT MAY ADVERSELY AFFECT OUR OPERATIONS.

     We are dependent on the continued operation of our production facilities. These production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, remediation complications, chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to, or destruction of, property and equipment and environmental damage, fines and liabilities and could have an adverse effect on our business, financial condition or results of operations. In addition, some of our production facilities are co-located at sites where our neighbors face the same operational risks and, in some cases, they provide critical supplies and/or services, and any disruption in those supplies and/or services could have a material adverse effect on our operations.

OUR PRODUCTION FACILITIES ARE OF THE TYPE THAT MAY ATTRACT TERRORIST ATTACKS, AND ANY ATTACK MAY DISRUPT OUR OPERATIONS AND CAUSE US TO INCUR SIGNIFICANT COSTS AND LIABILITIES.

     Uncertainty surrounding the possibility and scope of terrorist attacks may impact our operations in unpredictable ways, including the possibility that our chemical production facilities may become direct targets, or indirect casualties, of possible terrorist attacks. While our production facilities are under a heightened level of security, this level of security may be insufficient to prevent a terrorist attack. The resulting damage would be difficult to assess, may be severe and could include loss of life and property damage. Available insurance coverage may not be sufficient to cover all of the damage incurred or may be prohibitively expensive. In addition, some of our production and other facilities are co-located at sites where our neighbors may be potential targets of terrorist attacks. The resulting collateral damage may be significant and substantial.

PRESENT AND FUTURE LITIGATION MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We are a defendant in lawsuits that result from, and are incidental to, the conduct of our business. These suits concern, and future suits may concern, issues, including product liability, contract disputes, labor-related matters, patent infringement, environmental proceedings, property damage and personal injury matters. It is not feasible to predict the outcome of all pending or future suits and claims, and the ultimate resolution of these matters could have an adverse effect upon our business, financial condition or results of operations.

WE ARE SUBJECT TO GOVERNMENT REGULATION THAT MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We are subject to regulation by many U.S. and non-U.S. supranational, national, federal, state and local governmental authorities. In some circumstances, before we may sell some of our products, these authorities must approve these products, our manufacturing processes and facilities. We are also subject to ongoing reviews of our products and manufacturing processes.

     In order to obtain regulatory approval of various new products, we must, among other things demonstrate to the relevant authority that the product is safe and effective for its intended uses and that we are capable of manufacturing the product in accordance with current regulations. The process of seeking approvals can be costly, time consuming and subject to unanticipated and significant delays and approvals may not be granted to us on a timely basis, if at all. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect our ability to introduce new products and to generate revenue from those products.

     New laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution and sale of our products. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, which could have an adverse effect on our business, financial condition or results of operations.

GOODWILL IMPAIRMENT MAY UNPREDICTABLY AFFECT OUR RESULTS OF OPERATIONS IN THE FUTURE.

     In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS. No. 142, "Goodwill and Intangible Assets," effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with SFAS No. 142. Other intangible assets will continue to be amortized over their remaining useful lives. We adopted SFAS No. 142 effective January 1, 2002. During the second quarter of 2002, we performed the first of the required impairment tests of goodwill as of January 1, 2002. During the fourth quarter of 2002, we performed our annual impairment test of goodwill. We determined that no goodwill impairment has occurred during 2002.

     Under the provisions of SFAS No. 142, goodwill at each of our reporting units must be tested for impairment at least annually. Future events could cause the impairment of goodwill associated with any of our reporting units. Any resulting impairment loss may have a material adverse impact on our results of operations in any future period in which we record a charge for it. In addition, a significant impairment of goodwill may cause us to be in default under a covenant of our credit facilities.